Exhibit 99.2

For Immediate Release

Contact:

Sinoenergy Corporation	CCG Elite Investor Relations Inc.

Ms. Laby Wu, CFO	Mr. Crocker Coulson, President

Phone: +86-10-8492-8149	Phone: +1-646-213-1915 (New York)
Email: labywu@sinoenergycorporation.com	Email: crocker.coulson@ccgir.com

Sinoenergy Corporation Leases Out its Qingdao City Facility

Beijing, March 31, 2007--Sinoenergy Corporation (OTC Bulletin Board: SNEN) (“Sinoenergy” or the “Company”), a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment and a designer, developer and operator of retail CNG filling stations in the People’s Republic of China, announced today that its wholly owned subsidiary Qingdao Sinogas General Machinery Co., Ltd. (“Sinogas”) will lease out its current facility in the center of Qingdao City and will move its operations to a Sinoenergy owned facility in an industrial development zone in Qingdao City.

Sinogas will lease out its downtown Qingdao City facility to Qingdao Mingcheng Real Estate Co., Ltd (“Mingcheng”). The lease agreement is for a three year term at RMB 40 million a year (about $5.7 million at the current exchange rate), starting from January 2008. Sinogas received RMB 10 million for the first quarter’s lease payment from Mingcheng in March 2008.

Sinogas acquired the land use right to the downtown Qingdao City facility in May 2007. The facility consists of a 159,273 sq. ft. building on a 384,690 sq. ft. foot plot of land. The cost of the facility’s land use right, excluding the building on it, was about RMB 82 million (about $11.7 million at the current exchange rate).

According to provisions in the lease agreement, Sinogas gave Mingcheng a right of first refusal to buy the land use right to the downtown Qingdao City facility if Sinogas sells the land use right.

All of Sinogas’ operations in downtown Qingdao City will be moved to a facility acquired by Sinoenergy through its purchase of Qindao Jingrun General Machinery Company (“Jingrun”) for approximately $8 million in August 2007. Jingrun’s facility is a workshop on a 644,668 square feet plot of land. Sinogas will move all of its CNG facilities and equipment manufacturing facilities and offices from the downtown Quigdao site to Jingrun before September 30, 2008.

“This lease will provide a steady revenue stream for Company operations and expansion plans. Sinoenergy is expanding by developing a network of retail CNG filling stations in China,” said Mr. Bo Huang, Sinoenergy's Chief Executive Officer. “We have the use rights for the facility into which Sinogas will move, and we expect that we will be able to finance our planned development of retail CNG filling stations through internal financial resources.”

About Sinoenergy

Sinoenergy is a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment as well as an operator of retail CNG stations in China. [Shouldn’t we put the CNG business first?]In addition to its CNG related products, the Company also manufactures a wide variety of pressure containers for use in different industries, including the design and manufacture of various types of pressure containers in the petroleum and chemical industries, the metallurgy and electricity generation industries and the food and brewery industries. The Company’s website is http://www.sinoenergycorporation.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company's ability to raise additional capital to finance the Company's activities; the projected completion of the Sichuan-Shanghai pipeline; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company's ability to protect its proprietary information; general economic and business conditions; the volatility of the Company's operating results and financial condition; the Company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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